Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Cooper Companies, Inc.:

We consent to the use of our reports dated December 21, 2018, with respect to the consolidated balance sheets of The Cooper Companies, Inc. as of October 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2018, and the related notes, and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

August 30, 2019